Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513
Potlatch Corporation Reports First Quarter 2016 Results and Announces 172,000 Acre Central Idaho Timberland Sale
SPOKANE, Wash - April 26, 2016 - Potlatch Corporation (Nasdaq: PCH) today announced its first quarter 2016 results and the sale of approximately 172,000 acres of timberlands in central Idaho to Southern Pine Plantations, a private timberland investment company based in Macon, Georgia, for $114 million.
"We purchased the central Idaho timberlands in 2007 intending to take advantage of what was a strong rural recreational real estate market around McCall, Idaho. Unfortunately, that market declined significantly due to the recession and the bankruptcy of the Tamarack Resort," said Mike Covey, chairman and chief executive officer. "The attractive offer for our less productive central Idaho timberlands frees up our capital without having to wait for the real estate market to rebound. This will allow us to take advantage of our low public market valuation by repurchasing shares, as well as reduce our leverage by retiring debt," concluded Mr. Covey.
The board of directors of Potlatch has approved a $60 million share repurchase program. Sale proceeds are also expected to be used for debt retirement and other general corporate purposes. The share repurchase is expected to be completed over the next 24 months through open market transactions at prevailing market prices. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion, based upon a number of factors such as the market price of the company’s stock and general market and economic conditions.
We expect to record a book loss on the timberland sale of $36 million after taxes in the second quarter of 2016.
First Quarter 2016 Results
Potlatch today reported net income of $0.2 million, or $0.00 per diluted share, on revenues of $127.9 million for the quarter ended March 31, 2016. Net income was $5.7 million, or $0.14 per diluted share, on revenues of $134.1 million in the first quarter of 2015.
"We are encouraged by the increase in lumber prices thus far this year, and expect continued momentum to drive improved earnings in 2016 compared to last year," said Mike Covey. "Our Wood Products segment returned to profitability in the first quarter despite downtime at our St. Maries, Idaho sawmill due to log shortages. We expect the higher lumber prices to carry through to sawlog prices in Idaho for the balance of the year," stated Mr. Covey.
Financial Highlights
(millions, except per share data)

	Q1 2016	Q4 2015	Q1 2015
Revenues	$127.9	$138.0	$134.1
Net income	$0.2	$3.5	$5.7
Net income per diluted share	$—	$0.09	$0.14
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$28.9	$18.9	$24.4
Cash and short-term investments at end of period	$7.8	$7.9	$28.0
Business Performance: Q1 2016 vs. Q4 2015
Resource
Resource’s operating income was $10.2 million on revenues of $48.7 million in the first quarter, compared to operating income of $16.1 million on revenues of $63.5 million in the fourth quarter of 2015. Harvest volumes were seasonally lower in the North and the South. Northern sawlog prices were 6% lower in the first quarter. Prices realized for sawlogs in the South decreased 7% primarily due to a seasonally lower mix of hardwood logs.
Wood Products
Wood Products earned $1.0 million on revenues of $83.2 million in the first quarter, compared to a loss of $1.3 million on revenues of $79.9 million in the fourth quarter of 2015. Our St. Maries, Idaho sawmill took 11 days of downtime in the first quarter due to log shortages resulting from an unseasonably warm winter. Lumber shipments were 2% lower and average lumber prices were 3% higher in the first quarter compared to the fourth quarter.
Real Estate
Real Estate’s operating income was $2.1 million on revenues of $5.6 million in the first quarter, compared to operating income of $2.5 million on revenues of $7.3 million in the fourth quarter of 2015. Lower land basis, due to less recently acquired property with a higher basis in the sales mix, partially offset the sale of fewer acres in the first quarter.
Conference Call Information
A live conference call and webcast will be held today, April 26, 2016, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 78097980. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until May 3, 2016 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 78097980 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, the expected loss on the sale of central Idaho timberlands; the use of proceeds from the sale of central Idaho timberlands; the repurchase of shares, the expected timing and method of share repurchase; the repayment of debt; our expectations regarding future company performance; the direction of our business markets; business conditions in our Resource, Wood Products and Real Estate segments; lumber pricing; sawlog pricing; performance of our Wood Products, Resource and Real Estate segments in 2016; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the U.S. housing market, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2016	2015
Revenues	$127,896	$134,125
Costs and expenses:
Cost of goods sold	109,815	107,772
Selling, general and administrative expenses	13,009	12,326
	122,824	120,098
Operating income	5,072	14,027
Interest expense, net	(6,025)	(8,069)
Income (loss) before income taxes	(953)	5,958
Income tax benefit (provision)	1,110	(302)
Net income	$157	$5,656

Net income per share:
Basic	$—	$0.14
Diluted	$—	$0.14
Dividends per share	$0.375	$0.375
Weighted-average shares outstanding (in thousands):
Basic	40,875	40,802
Diluted	40,960	40,885

Potlatch Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$7,789	$7,886
Short-term investments	35	39
Receivables, net	14,710	13,420
Inventories	25,028	35,162
Other assets	14,106	14,246
Total current assets	61,668	70,753
Property, plant and equipment, net	74,060	75,285
Timber and timberlands, net	810,856	816,599
Deferred tax assets, net	46,645	46,600
Other assets	8,126	7,375
Total assets	$1,001,355	$1,016,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit borrowings	$—	$30,000
Current portion of long-term debt	—	5,007
Accounts payable and accrued liabilities	44,580	39,740
Current portion of pension and other postretirement employee benefits	5,973	5,973
Total current liabilities	50,553	80,720
Long-term debt	627,709	598,874
Pension and other postretirement employee benefits	118,999	119,369
Other long-term obligations	13,618	13,913
Total liabilities	810,879	812,876
Commitments and contingencies
Stockholders' equity:
Common stock, $1 par value	40,688	40,681
Additional paid-in capital	351,188	350,541
Accumulated deficit	(88,108)	(72,983)
Accumulated other comprehensive loss	(113,292)	(114,503)
Total stockholders’ equity	190,476	203,736
Total liabilities and stockholders' equity	$1,001,355	$1,016,612

Potlatch Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Quarter Ended
	March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$157	$5,656
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	8,605	8,504
Basis of real estate sold	2,034	408
Change in deferred taxes	(1,110)	(936)
Employee benefit plans	2,737	1,723
Equity-based compensation expense	954	1,136
Other, net	(531)	(501)
Working capital and operating-related activities, net	16,047	8,447
Net cash from operating activities	28,893	24,437
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	4	7,483
Property, plant and equipment	(932)	(4,810)
Timberlands reforestation and roads	(2,242)	(2,734)
Other, net	116	309
Net cash from investing activities	(3,054)	248
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(15,258)	(15,253)
Repayment of revolving line of credit	(30,000)	—
Repayment of long-term debt	(5,000)	—
Proceeds from issuance of long-term debt	27,500	—
Change in book overdrafts	(2,836)	(3,551)
Employee tax withholdings on vested performance share awards	(101)	(1,407)
Other, net	(241)	26
Net cash from financing activities	(25,936)	(20,185)
Increase (decrease) in cash	(97)	4,500
Cash at beginning of period	7,886	4,644
Cash at end of period	$7,789	$9,144

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended
	March 31,
	2016	2015
Revenues:
Resource	$48,710	$53,955
Wood Products	83,238	89,233
Real Estate	5,566	3,111
	137,514	146,299
Elimination of intersegment revenues - Resource	(9,618)	(12,174)
Total consolidated revenues	$127,896	$134,125

Operating income:
Resource	$10,207	$14,978
Wood Products	956	3,500
Real Estate	2,075	1,599
Eliminations and adjustments	1,465	2,975
	14,703	23,052
Corporate	(9,631)	(9,025)
Operating income	5,072	14,027
Interest expense, net	(6,025)	(8,069)
Income (loss) before income taxes	$(953)	$5,958

Depreciation, depletion and amortization:
Resource	$6,128	$6,254
Wood Products	1,901	1,576
Real Estate	2	15
	8,031	7,845
Corporate	208	284
Bond discounts and deferred loan fees	366	375
Total depreciation, depletion and amortization	$8,605	$8,504

Basis of real estate sold:
Real Estate	$2,245	$471
Eliminations and adjustments	(211)	(63)
Total basis of real estate sold	$2,034	$408